Exhibit 99.1

March 1, 2013

Dear Fellow Stockholder:

As you know by now, we had a very successful conclusion to our primary offering and were able to invest all of our collected capital from that offering by the end of 2012. In many respects, this means we closed the first chapter in our history and look forward to new challenges in 2013. Our strategic plan, which includes several initiatives, calls for our board to consider alternatives for creating a liquidity event for our stockholders. A liquidity event could include a listing of the company on a national stock exchange, a merger with a listed company or a sale of the company or its assets. Accordingly, our board of directors has scheduled exploratory meetings to discuss our plan with industry experts. There is no assurance that the board will decide to pursue a liquidity event in the near future, or by any set date. Any decision will be based on a number of factors and will ultimately be made with the goal of achieving the most positive results for our stockholders. We will update you on our progress as we go forward.

As of February 25, 2013, Inland Diversified owned and operated 141 properties with a combined purchase price of approximately $2.2 billion, containing 12.4 million square feet of retail, industrial and office properties, and 444 multi-family units.

We are pleased to enclose your check or account statement which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to stockholders for record dates in February 2013. We are proud of our sponsor's 40+ years of integrity, and Inland Diversified's ongoing commitment not to pay any portion of your distribution out of offering proceeds.

We appreciate and thank you for your investment in Inland Diversified.

Sincerely,

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks	Barry L. Lazarus
Chairman of the Board	President and Chief Operating Officer
Enclosure

cc: Trustee
Broker Dealer
Financial Advisor